Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dialogic Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-170005 and 333-163908) on Form S-8 and Form S-3, respectively, of Dialogic Inc. of our report dated March 31, 2011, with respect to the consolidated balance sheet of Dialogic Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, which report appears in the December 31, 2010 annual report on Form 10-K of Dialogic Inc.

/s/ KPMG LLP

Mountain View, California

March 31, 2011